Exhibit 10.32
Amendment to Executive Employment Agreement
This Amendment (the “Amendment”) to Executive Employment Agreement is entered into and is effective as of November 1, 2011, by and between Robert E. Beauchamp, an individual (the “Executive”) and BMC Software, Inc., a Delaware corporation (the “Employer”). The Employer and Executive are each a “party” and are together “parties” to this Amendment.
RECITALS
The Employer and Executive have entered into that certain Executive Employment Agreement, dated November 20, 2008, as amended (the “Employment Agreement”).
For good and valuable consideration, receipt of which is hereby acknowledged by both the Employer and Executive, the parties desire to amend the Employment Agreement as set forth below.
AMENDMENT
1. Section 6.4 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“6.4 SEVERANCE
Should Executive’s employment with the Employer be terminated by the Employer Without Cause or should Executive resign his employment with the Employer for Good Reason, then, subject to Executive executing, and failing to revoke during any applicable revocation period, the Severance Agreement and General Release attached as Exhibit A to this Agreement within forty-five (45) days after Executive’s termination of employment, the Employer will provide to Executive the following: the Executive shall be entitled to:
(i) a lump sum payment equal to two (2) years of his then current Base Salary;
(ii) a lump sum payment equal to two (2) times his then current cash bonus target amount; and
(iii) a lump sum payment of a prorated bonus for the bonus period during which the termination of employment occurs determined by multiplying (A) the bonus, if any, Executive would have been entitled to receive for such bonus period if Executive’s employment had not terminated (based on actual performance during such bonus period) by (B) a fraction, the numerator of which is the number of days Executive was employed with the Company during the applicable bonus period and the denominator of which is the total number of calendar days in such bonus period.
Subject to Section 6.7, such lump sum payment under this Section will be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated, provided, that if such period of 60 days spans two taxable years, the severance will be paid in the second taxable year, and provided, further, that the prorated bonus referred to in Section 6.4(iii) above will be paid at the same time bonuses for the applicable bonus period, if any, are paid to the Company’s executive officers generally. Severance payments do not result in extending employment beyond the termination date.”

2. Section 6.5(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(a) If, within 12 months after a Change of Control, Executive’s position is terminated by the Employer without Cause or Executive resigns his employment for Good Reason, then, subject to Executive executing, and failing to revoke during any applicable revocation period, the Severance Agreement and General Release attached as Exhibit A to this Agreement within forty-five (45) days after Executive’s termination of employment, the Executive shall be entitled to the following in lieu of the amounts set forth in Section 6.4:
(i) a lump sum payment equal to two (2) years of his then current Base Salary;
(ii) a lump sum payment equal to two (2) times his then current cash bonus target amount;
(iii) a lump sum payment of a prorated bonus for the bonus period during which the termination of employment occurs determined by multiplying (A) the bonus, if any, Executive would have been entitled to receive for such bonus period if Executive’s employment had not terminated (based on actual performance during such bonus period) by (B) a fraction, the numerator of which is the number of days Executive was employed with the Company during the applicable bonus period and the denominator of which is the total number of calendar days in such bonus period;
(iv) vesting of Executive’s equity awards, if any, to the extent provided for under the terms and conditions of the equity award agreements;
(v) a lump sum payment equal to the cost of COBRA coverage for eighteen (18) months for continued medical benefits for the Executive and his dependents (including his spouse) who were covered as of such termination event under the medical benefit plan as in effect for employees of the Employer during the coverage period, or the substantial equivalence; and
(vi) a lump sum payment equal to the aggregate of eighteen (18) months of premiums for the Executive’s individual basic life insurance policy provided by the Employer’s group life insurance carrier upon conversion of the Executive’s coverage under the Employer’s group life insurance plan to an individual policy as of such termination event, provided the Executive timely elects (but in no event later than sixty (60) days after the Executive’s Separation from Service) to convert his life insurance coverage provided under the Employer’s group life insurance plan to an individual policy.

Subject to Section 6.7, such lump sum payments under this Section 6.5 will be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated. If, however, the potential payment period resulting from the above provisions spans two taxable years, the severance will not be paid until the second taxable year and provided, further, that the prorated bonus referred to in Section 6.5(a)(iii) above will be paid at the same time bonuses for the applicable bonus period, if any, are paid to the Company’s executive officers generally. Upon Executive’s execution and delivery of Exhibit A, a Company representative will execute and deliver to Executive Exhibit A, assuming the requirements of this Agreement have been met. Severance payments do not result in extending employment beyond the termination date.”
3. The foregoing amendments to the Employment Agreement shall be effective as of the date written above. Except as modified above, the Employment Agreement remains in full force and effect and this Amendment may be amended or altered only in a writing signed by the Employer and Executive.
4. This Amendment constitutes the entire agreement between the Employer and Executive relating to the Sections of the Employment Agreement discussed above and supersedes and replaces any prior verbal or written agreements between the parties as to the subject matter of those provisions.
IN WITNESS WHEREOF, Executive and the Employer have executed this Amendment as of the date first above written.

EXECUTIVE
/s/ ROBERT E. BEAUCHAMP
Robert E. Beauchamp

BMC SOFTWARE, INC.
By:	/s/ HOLLIE S. CASTRO
	Name:	Hollie S. Castro
	Title:	Senior Vice President, Administration

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